EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Terremark Worldwide, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 6, 2007, with respect to the consolidated balance sheet of Data Return, LLC and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, unitholders’ deficit and comprehensive loss, and cash flows for the year then ended, which report appears in the Form 8-K/A of Terremark Worldwide, Inc. filed on August 9, 2007, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
October 8, 2007